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                                                                    EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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          PS GROUP WILL APPOINT TO ITS BOARD THE CHIEF EXECUTIVE OFFICER OF A
          LONDON-BASED INSTITUTIONAL INVESTOR THAT OWNS 4.4% OF ITS STOCK; WILL ALSO STUDY POSSIBLE DE-CLASSIFICATION OF ITS BOARD

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          MAJOR STOCKHOLDERS, INCLUDING ESL PARTNERS, NOW INTEND TO VOTE IN
          FAVOR OF THE PS GROUP BOARD'S NOMINEES AND REORGANIZATION PLAN AT THE 1996 ANNUAL MEETING

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          PS GROUP NOW ANTICIPATES STOCKHOLDER APPROVAL FOR REORGANIZATION



     SAN DIEGO, CA -- May 21, 1996. PS Group, Inc. (NYSE Symbol:PSG) announced today that its Board of Directors intends to appoint as an additional director Mr. Christopher Mills of North Atlantic Smaller Companies Investment Trust ("NASCIT"), a London-based publicly-traded investment company that owns approximately 4.4% of PS Group stock. Mr. Mills will fill an additional vacancy to be created in the class of directors whose terms will expire at the 1997 Annual Meeting of Stockholders, along with Mr. J.P. Guerin and Mr. Joseph S. Pirinea. As previously announced, Mr. Pirinea will be appointed at the Board's organizational meeting immediately following the Annual Meeting. Mr. Mills will be appointed at the same organizational meeting. If the pending holding company reorganization is consummated, both Mr. Mills and Mr. Pirinea will occupy corresponding positions with the Board of Directors of PS Group Holdings.

     Charles E. Rickershauser, Jr., PS Group's Chairman and Chief Executive Officer, stated:

     "We are pleased that Mr. Mills will be joining the Board. We are confident that he will make an important contribution as we address the ongoing task of enhancing stockholder value.
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     The developments of the last few days reflect the unqualified commitment of the PS Group Board of Directors to a careful evaluation of any credible suggestion for delivering a return on the investment of our shareholders in a prudent manner. Our agenda is not to hoard the company's cash, nor to invest in unproductive businesses or to enter new businesses. We would like nothing more than to be able to find a way to distribute cash, or otherwise generate returns, to all stockholders as soon as possible. The challenge we face is to find a way to achieve this goal that deals realistically with the constraints on what is feasible, in particular our dependence on our aircraft leases for most of our current revenue and our critical need to preserve all of our substantial tax benefits.

     We look forward to the contributions of Mr. Mills and Mr. Pirinea, as well as the current Board members, in helping us address this challenge. Meanwhile, we reiterate our strongly-held view that the pending holding company reorganization is in the best immediate interests of all stockholders.

     We are particularly gratified that we have now united our major shareholders behind the reorganization. We look forward to continuing a constructive dialogue with them."

     PS Group's Board of Directors has also committed that, after the 1996 Annual Meeting has concluded, it will undertake a study of the possibility of proposing for stockholder approval the elimination from its Certificate of Incorporation of the present provisions for a classified board. The Board of Directors of PS Group is currently divided into three classes and the members of each class serve for a three-year term. Under the reorganization plan, if the reorganization is consummated the Board of Directors of PS Group Holdings will be similarly classified. Under the commitment announced today, the Board will evaluate the alternative of providing for all directors to be elected annually. If the reorganization is consummated, this study will be conducted with respect to the Board of PS Group Holdings.

     Both NASCIT and ESL Partners, which holds approximately 19.7% of PS Group's stock, have separately advised PS Group that in light of the commitments by its Board announced today, they each intend to vote their respective shares in favor of the election of the two Board nominees (Messrs. Donald W. Killian, Jr. and Charles E. Rickershauser, Jr.) and in favor of the reorganization. As previously announced, Berkshire Hathaway Inc. which holds approximately 19.9% of the outstanding PS Group shares, has informed PS Group of its intention to vote in favor of both proposals. Mr. Guerin, who holds approximately 5.3%, also intends to vote in favor of

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both proposals.  Under his agreement with PS Group, Mr. Pirinea has agreed to vote his shares, representing approximately 1%, in favor of both proposals.

     At the 1996 Annual Meeting, the election of directors will be decided by a plurality of the votes cast and approval of the reorganization will require the affirmative vote of a majority of the outstanding shares. By reason of the indications received from each of its major stockholders regarding their respective voting intentions, PS Group currently anticipates that the reorganization plan will receive the requisite approval.

     Additional information with respect to these matters will be distributed to shareholders within the next few days. In order to enable shareholders to review this information, the Board of Directors intends to propose, as the first item of business when the 1996 Annual Meeting convenes on May 28, an adjournment of the meeting until 10:00 a.m., Los Angeles time, on June 5, 1996 at the same location (The Sheraton Grande Hotel in Los Angeles). That adjournment motion will require approval of a majority of the shares represented (in person or by proxy) at the meeting. Shares covered by proxies that have been received by management will be voted, in the discretion of the proxyholders, in favor of the adjournment except where contrary instructions have been given on any proxy card.

                                     # # #

                                    CONTACT:

LAWRENCE A. GUSKE                                    DANIEL H. BURCH
PS GROUP, INC.                                       MACKENZIE PARTNERS, INC.
(619)642-2982                                        (212)929-5748

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